February 15, 2008


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for RiverSource Variable Portfolio Income Series, Inc. (the "Registrant"), and, under the date of February 20, 2007, we reported on the Registrant's financial statements for RiverSource Variable Portfolio - Core Bond Fund, RiverSource Variable Portfolio - Diversified Bond Fund, RiverSource Variable Portfolio - Global Bond Fund, RiverSource Variable Portfolio - High Yield Bond Fund, RiverSource Variable Portfolio - Income Opportunities Fund and RiverSource Variable Portfolio - Short Duration U.S. Government Fund as of and for the fiscal period from September 1, 2006 to December 31, 2006 and the fiscal years ended August 31, 2006 and 2005, and RiverSource Variable Portfolio - Global Inflation Protected Securities Fund as of and for the fiscal period from September 1, 2006 to December 31, 2006, for the fiscal year ended August 31, 2006 and for the period from September 13, 2004 (date the Fund became available) to August 31, 2005. On April 13, 2007, we were dismissed. We have read the Registrant's statements included under Sub-Item 77K of its Form N-SAR, dated on February 15, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the statement that (i) The Joint Audit Committee and the Board of Directors of the Registrant approved the dismissal of KPMG LLP on April 12, 2007, or (ii) the statements in the last two paragraphs.

Very truly yours,


/s/ KPMG LLP